Exhibit 10.1

January 2, 2022

Jennifer Black

Godley, TX 76044

Dear Jennifer,

On behalf of Muscle Maker, Inc., I invite you to join our team and partner with us and the rest of the Muscle Maker organization. It is with great pleasure that we offer you the position of Chief Financial Officer (“CFO”) with responsibility for all oversight and management of all financial and accounting activities of the Company, including all corporately owned and franchised locations for all Muscle Maker, Inc entities. Additional areas of responsibility include Insurance, Human Resources and IT functions. This letter serves as a formal offer and the terms of your employment (this “Letter Agreement”). Your start date will be Monday, January 3, 2021.

Base Salary:

Your base salary will be One hundred and Ninety Thousand Dollars ($190,000) per annum, paid weekly at a rate of $3,653.85, less applicable withholding. Upon termination for any reason, the final payment of your base salary will be prorated through the date of your separation.

Bonus:

You will be eligible to receive an annual bonus. The bonus will be based on 50% of your then current base salary and dependent upon the employee meeting specific written criteria to be provided on an annual basis. The bonus will be administered and approved by the compensation committee and Chief Executive Officer and contain both company-wide metrics and individual performance targets. The bonus, if earned, may be paid in cash or stock equivalents.

Equity Award:

The employee will receive additional restricted stock units as an additional incentive to enter into this employment agreement. The amount of restricted stock units shall be 20,000 units and issued after completion of 90 days of employment. In the event you separate from the company within 90 days of starting your employment, these restricted stock units will be forfeited. Restricted stock units are subject to rule 144 of the Securities Act.

Stock Options:

You will receive a stock option grant in the amount of 20,000 shares based on the Muscle Maker, Inc stock option plan. Options will vest in accordance with this plan and are subject to the approval of the Board of Directors and Compensation Committee. Options will be subject to the terms and conditions of an option award agreement to be entered into by you and Muscle Maker, Inc.

Vacation:

When you join the Company, you will begin accruing vacation at the rate of three (3) weeks per year. After five years of employment, you will accrue four (4) weeks per year.

MUSCLE MAKER GRILL – 240 W. GALVESTON ST. #1565, LEAGUE CITY, TX 77574 – 832.632.1386

Holidays:

We offer seven (7) paid company holidays: Thanksgiving Day, Christmas Day, Independence Day, Labor Day, Memorial Day, New Year’s Day and one floating holiday you can use at your discretion. You will also receive five (5) personal time off days.

Insurance:

You will be eligible to participate in our Health and Dental insurance program. Currently, the Company pays 75% of the insurance premium for both the employee and their family members on the plan. You become eligible to participate in the health insurance plans 90 days after your employment begins.

Other Benefits:

●	You will be allowed to work from your home in Godley, TX or any other location within the continental United States.
●	A laptop will be issued to you for your company use.
●	You will be reimbursed for your home internet connection for up to $50 per month
●	You will be reimbursed for your cell phone of up to $200 per month

Severance:

If you are terminated for any reason other than cause, including termination without cause in connection with a change in control, you will be entitled to a severance package of six (6) months of salary and benefits (“Continuation Benefits”) paid in accordance with the Company’s payroll schedule, but subject to your execution of a valid release in favor of the Company and its related parties.

“Cause” for the purposes of this Letter Agreement means:

1.	an act of fraud, embezzlement, theft or any material violation of law or Company policies by you that occurs during your employment with the Company;
2.	breach of your duties in the capacity of Chief Financial Officer of the Company;
3.	disclosure by you of the Company’s confidential information;
4.	your engagement in any competitive activity which constitute a breach of your duty of loyalty or of your obligations to the Company;
5.	conduct by you that is materially injurious to the Company, monetarily or otherwise;
6.	“Cause” includes any of the above grounds for dismissal regardless of whether the Company learns of it before or after terminating employment.

Confidentiality:

You shall at all times, both during your engagement pursuant to this letter agreement and after termination of employment, regard and preserve as confidential all trade secrets and other confidential information pertaining to the business of the Company, including financial data, strategic business plans, product development (or proprietary product data), marketing plans and other non-public, proprietary and confidential information of the Company and its affiliates that is not otherwise available to the public (the “Confidential Information”) that have been or may be obtained by your by reason of your acceptance of the offer and undertaking the employment in th3 position of CFO for the Company. You agree that all such confidential information, made by the Company or coming into your possession by reason of our position of CFO, are the property of the Company and shall not be used by you in any way except to the benefit of the Company.

MUSCLE MAKER GRILL – 240 W. GALVESTON ST. #1565, LEAGUE CITY, TX 77574 – 832.632.1386

Non-Competition and Non-Solicitation:

For a period commencing on the date of your acceptance of the employment with the Company and ending on the 1 year anniversary of the last day on which you receive any payment from the Company or any of its affiliates, without the prior written consent of the Company, you shall not, directly or indirectly, as a principal, manager, agent, consultant, officer, director, shockholder, partner, member, investor, lender or employee or in any other capacity, solicit or hire any employees of the Company and/or its affiliates.

For a period commencing on the date of your acceptance of the employment with the Company and ending on the last day on which you receive any payment from the Company or any of its affiliates, without the prior written consent of the Company you shall not, directly or indirectly, as a principal, manager, agent, consultant, officer, director, stockholder, partner, member, investor, lender or employee or in any other capacity carry on, be engaged in or have any financial interest in any business which is in material competition with the business of the Company.

You agree that the foregoing covenant not to compete is a reasonable covenant under the circumstances, and further agree that if in the opinion of any court of competent jurisdiction such restraint is not reasonable in any respect, such court shall the right, power and authority to excise or modify such provision or provisions of such covenant as to the court shall appear not reasonable and ot enforce the remainder of the covenant as so amended. You also agree that any breach by you of the covenants contained in the provision would irreparably injure the company. Accordingly, the company may, in addition to pursuing any other remedies they may have in law or in equity, obtain an injunction against you restraining any violation of this covenant.

Other Conditions:

You will be required to sign various documents pertaining to whistleblower, confidentiality, employee handbook, insider trading and other policies.

Complete Agreement:

This letter agreement contains the complete agreement of the parties hereto respecting the matters hereof.

We are excited about our future at Muscle Maker, Inc and the potential of your leadership in growing the brand. We look forward to working with you. Please indicate your acceptance of this offer and these terms by signing and returning as soon as practical.

Sincerely,

Muscle Maker, Inc.

By:	/s/Michael J. Roper
Michael J. Roper
Chief Executive Officer

Accepted by:

	/s/ Jennifer Black	Date: 1/2/22
Jennifer Black

MUSCLE MAKER GRILL – 240 W. GALVESTON ST. #1565, LEAGUE CITY, TX 77574 – 832.632.1386